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                                                                    Exhibit 16.1



Securities and Exchange Commission
Washington, D.C. 20549


October 18, 1999


Ladies and Gentlemen:

We were previously principal accountants for Paper Warehouse, Inc. and, under the date of March 19, 1999, we reported on the consolidated financial statements of Paper Warehouse, Inc. and subsidiary as of and for the years ended January 29, 1999 and 1998. On October 12, 1999, our appointment as principal accountants was terminated. We have read Paper Warehouse, Inc.'s statements included under
Item 4 of its Form 8-K dated October 18, 1999, and we agree with such statements except that we are not in a position to agree or disagree with Paper Warehouse, Inc.'s statement that the action was approved by the Company's Board of Directors upon recommendation of its Audit Committee and except we are not in a position to agree or disagree with Paper Warehouse, Inc.'s statement that Grant Thornton has been retained and except as follows:

The Company was notified in a letter dated April 14, 1999 from Nasdaq that the Company's securities could be delisted from the Nasdaq National Market. The Company prepared a registration statement on Form S-1 during the May/June timeframe. KPMG recommended that disclosure of the Nasdaq notification be included in the S-1 and ultimately the Company included such disclosure.


Very truly yours,


/s/ KPMG LLP

Minneapolis,  MN

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